Exhibit 99.1

Essential Utilities Reports Financial Results for Q1 2023

Earnings per share of $0.72; Company reaffirms annual guidance

BRYN MAWR, PA (May 8, 2023) – Essential Utilities Inc. (NYSE: WTRG) today reported results for the first quarter ended March 31, 2023.

“We remain on track to meet our full year earnings per share guidance despite the unusually warm weather in our natural gas footprint in addition to continued elevated inflation and rising interest rates in the first quarter. Despite the inflationary headwinds, our heightened focus reduced overall operating and maintenance expenses in the first quarter,” said Essential Utilities Chairman and Chief Executive Officer Christopher Franklin.

Operating Results

Essential’s operating results were impacted meaningfully by decreased natural gas usage due to warmer-than-normal weather. The Pittsburgh area experienced the warmest first quarter in the last decade and the fourth warmest first quarter since 1955.

Essential reported net income of $191.4 million and earnings per share of $0.72 for the first quarter of 2023. For the quarter, rates and surcharges, and regulated water segment customer growth were offset by decreased regulated natural gas segment volume and other items.

Revenues for the quarter were $726.5 million compared to $699.3 million in the first quarter of 2022, an increase of 3.9%. Recovery of higher purchased gas costs, additional revenues from rates and surcharges, and customer growth from the regulated water segment all contributed to the increase in revenues for the quarter, which was offset by decreased volume from the regulated natural gas segment. Operations and maintenance expenses decreased to $138.0 million for the first quarter of 2023 compared to $142.6 million in the first quarter of 2022. The 3.2% decrease in operations and maintenance expenses was primarily a result of lower customer assistance program expenses, employee retirement expenses, maintenance expenses, and customer bad debt, offset partially by higher water production expenses.

Essential’s regulated water segment reported revenues for the quarter of $267.3 million, an increase of 11.7% compared to $239.2 million in the first quarter of 2022. Rates and surcharges and customer growth were the largest contributors to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment decreased to $82.8 million for the first quarter of 2023 compared to $86.1 million in the first quarter of 2022.

Essential’s regulated natural gas segment reported revenues for the quarter of $441.3 million, compared to $445.2 million in the first quarter of 2022. Purchased gas costs were $241.9 million for the quarter as compared to $217.3 million for the same quarter in 2022. As a result, the recovery of higher purchased gas costs was the largest driver in the increase of revenues, which was offset by reduced natural gas volumes. Operations and maintenance expenses for Essential’s regulated natural gas segment decreased to $57.2 million for the first quarter of 2023 compared to $59.5 million in the first quarter of 2022.

Dividend

As previously announced, on February 22, 2023, Essential’s board of directors declared a quarterly cash dividend of $0.2870 per share of common stock. This dividend will be payable on June 1, 2023, to shareholders of record on May 12, 2023. The company has paid a consecutive quarterly cash dividend for more than 78 years.

Water Utility Growth by Acquisition

Essential’s continued growth by acquisition allows the company to provide safe and reliable water and wastewater service to an even larger customer base than it could from organic customer growth alone. On March 31, 2023, the company’s regulated water segment subsidiary, Aqua Pennsylvania, acquired the North Heidelberg Sewer Company and added approximately 270 wastewater customers to the company’s footprint. Aqua Pennsylvania had previously been serving as the PUC appointed receiver for the North Heidelberg system.

The company has eight signed purchase agreements for nine additional water and wastewater systems in Pennsylvania, Illinois, Texas, and Ohio that are pending closing and are expected to serve nearly 219,000 equivalent retail customers or equivalent dwelling units and total over $380 million in purchase price. This includes the recently announced agreement with the Greenville Sanitary Authority to acquire the municipal wastewater system in Mercer County, Pennsylvania. This system is expected to add approximately 2,300 customers and totals $18 million in purchase price. The company’s $276.5 million agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), a Pennsylvania sewer authority that serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs, is included among these signed purchase agreements.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents over 400,000 total customers. The company remains on track to annually increase customer connections by 2% to 3%, on average, through acquisitions and organic customer growth.

Capital Expenditures

Essential invested approximately $243.7 million in the first three months of the year to improve its regulated water and natural gas infrastructure systems and to enhance customer service across its operations. The company continues to be a leader in the country at replacing miles of underground utility pipe and is committed to maintaining elevated levels of infrastructure investment. The company expects to invest approximately $1.1 billion annually through 2025 to improve water and natural gas systems and better serve customers through improved information technology. Essential’s investments include replacing and expanding its water and wastewater utility infrastructure and replacing and upgrading its natural gas utility infrastructure, with the latter leading to significant reductions in methane emissions that occur in aged gas pipes. The capital investments made to rehabilitate and expand the infrastructure of the communities’ Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Rate Activity

To date in 2023, the company’s regulated water segment received rate awards or infrastructure surcharges in Illinois, Indiana, Ohio, and Virginia of $3.6 million. The company currently has base rate cases or infrastructure surcharges pending in North Carolina, Ohio, and Texas for its regulated water segment, which combined would add an estimated $44.7 million in incremental annual revenues, and an infrastructure surcharge pending in Kentucky for its regulated natural gas segment for an estimated $1.5 million in incremental annual revenues.

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Environmental, Social and Governance

As announced in January, Essential reaffirmed its ESG commitments, including its industry-leading, multi-year plan to ensure that finished water does not exceed 13 parts per trillion (ppt) of PFOA, PFOS, and PFNA compounds across all states served by its regulated water segment. This commitment better positions the company to meet the recently proposed maximum level for PFAS chemicals from the U.S. Environmental Protection Agency (EPA), the company is confident that we will be able to comply with the final EPA standards and timeline, thus ensuring high quality water and exceptional service to our customers.

“We recognize the EPA’s proposed maximum contaminant level for PFAS chemicals as an important step in protecting the public health. We are proud to be an industry leader and an advocate for our customers and the communities we serve,” said Franklin.

“The timing of the EPA’s proposal also coincided with our second annual Essential Earth Day activities. We were excited to kick off events throughout our ten-state footprint again this year and enjoyed a month of opportunities for customer education, employee volunteerism, community engagement and corporate giving,” added Franklin.

Reaffirms 2023 Financial and Growth Guidance

Essential published guidance for 2023, including its long-term guidance, and reaffirms this guidance as previously announced:

•	In 2023, net income per diluted common share will be $1.85 to $1.90
•	Through 2025, earnings per share will grow at a compounded annual growth rate of 5 to 7%, based off the company’s 2022 earnings per share of $1.77
•	Through 2025, we will make regulated infrastructure investments of approximately $1.1 billion annually, weighted towards the regulated water segment; an increase of approximately $100 million annually from the prior plan.
•	Through 2025, the regulated water segment rate base will grow at a compounded annual growth rate of 6 to 7%
•	Through 2025, the regulated natural gas segment rate base will grow at a compounded annual growth rate of 8 to 10%
•	The regulated water customer base (or equivalent dwelling units) of the business will grow at an average annual growth rate of between 2 and 3% from acquisitions and organic customer growth
•	Excluding the planned divestiture of West Virginia, the regulated natural gas customer base of the business will be stable for 2023.

Reaffirms ESG Guidance and Commitments

•	Reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline
•	Multiyear plan to ensure that finished water does not exceed the federal maximum contaminant level once finalized, of PFOA, PFOS, and PFNA compounds
•	Multiyear plan to increase diverse supplier spend to 15%
•	Multiyear plan to reach 17% employees of color

Essential reaffirms its commitment to substantially reduce Scope 1 and 2 greenhouse gas emissions by 2035. The company plans to achieve these reductions through extensive gas pipeline replacement, the purchase of renewable energy, accelerated methane leak detection and repair, and various other planned initiatives. Essential also reaffirms its commitment to diversity, equity, and inclusion efforts to ensure the diversity of its employees and suppliers reflects the diversity of its customer population. Essential continues to be an industry leader regarding water quality with its commitment to test and treat for PFOA, PFOS, and PFNA compounds across all states served by its regulated water segment. The company reaffirms its commitment to providing finished water that will meet the EPA timelines and standards.

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Assumptions

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

The earnings per share, infrastructure investment and rate base guidance includes the signed municipal water and wastewater acquisitions for which the company has entered into signed purchase agreements as of the date the guidance was announced but does not include other potential municipal acquisitions from the company’s list of acquisition opportunities that currently represents over 400,000 customer equivalents. The average annual regulated water segment growth guidance reflects the company’s proven acquisition track record of adding nearly 118,000 customers or equivalent dwelling units and over $481 million in rate base since 2015, its current backlog of over $380 million of signed pending acquisitions with nearly 219,000 equivalent customers, and the current acquisition landscape.

The guidance is also based on the company’s expectation that it will continue to issue equity and debt on an as needed basis to support acquisitions and capital investment plans.

The company’s guidance does not include any impact from the agreement to sell its West Virginia natural gas utility, which is expected to close mid-year 2023, as it is not expected to materially impact the earnings per share, infrastructure investment and rate base guidance.

First Quarter 2023 Earnings Call Information

Date: May 9, 2023

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: 866.583.1035 (U.S.) & International callers can find their dial in here

Confirmation code: 0324863

The company’s conference call with financial analysts will take place on Tuesday, May 9, 2023, at 11 a.m. Eastern Daylight Time. The call and presentation will be webcast live so interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on May 9, 2023, for 10 business days following the call. To access the audio replay in the U.S., dial 866.583.1035 (pass code 0324863). International callers can find their dial in number here (pass code 0324863).

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About Essential

Essential Utilities, Inc. (NYSE: WTRG) delivers safe, clean, reliable services that improve quality of life for individuals, families, and entire communities. With a focus on water, wastewater and natural gas, Essential is committed to sustainable growth, operational excellence, a superior customer experience, and premier employer status. We are advocates for the communities we serve and are dedicated stewards of natural lands, protecting more than 7,600 acres of forests and other habitats throughout our footprint.

Operating as the Aqua and Peoples brands, Essential serves approximately 5.5 million people across 10 states. Essential is one of the most significant publicly traded water, wastewater service and natural gas providers in the U.S. Learn more at www.essential.co.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” and similar expressions. The Company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, among others: the guidance range of net income per diluted common share; the continuation of the three-year period of earnings growth; the anticipated amount of capital investment; the anticipated amount of capital investment; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline; its multi-year plan to ensure that finished water does not exceed 13 parts per trillion, or the federal maximum contaminant level once finalized, of PFOA, PFOS, and PFNA compounds, that the company’s municipal growth pipeline is strong; that the company will be able to positively impact the company’s employees, customers, communities it serves, the environment, and its shareholders; the company’s ability to increase diverse supplier spend to 15%; the company’s ability to achieve 17% employees of color; and, the company’s commitment to maintaining strong investment grade credit ratings with S & P and Moody’s. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: disruptions in the global economy; financial and workforce impacts from the COVID-19 pandemic; potential disruptions in the supply chain for raw and finished materials; the continuation of the company's growth-through-acquisition program; general economic business conditions; the company’s ability to raise additional equity, including on an as needed basis; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; the company’s ability to successfully close municipally owned systems presently under agreement and successfully complete other acquisitions and dispositions; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential's business, please refer to Essential's annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRGF

Media Contact:

Jeanne Russo

Vice President, Communications

Media Hotline: 1.877.325.3477
Media@Essential.co

Investor Contact:

Brian Dingerdissen

Vice President, IR and Treasurer

O: 610.645.1191

BJDingerdissen@Essential.co

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Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended
	March 31,
	2023	2022
Operating revenues	$726,450	$699,275
Operations and maintenance expense	$137,994	$142,581

Net income	$191,434	$199,376

Basic net income per common share	$0.72	$0.76
Diluted net income per common share	$0.72	$0.76

Basic average common shares outstanding	264,192	261,952
Diluted average common shares outstanding	264,751	262,431

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Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended
	March 31,
	2023	2022
Operating revenues	$726,450	$699,275

Cost & expenses:
Operations and maintenance	137,994	142,581
Purchased gas	256,315	227,712
Depreciation	82,923	77,878
Amortization	871	468
Taxes other than income taxes	22,878	23,007
Total	500,981	471,646

Operating income	225,469	227,629

Other expense (income):
Interest expense	72,668	53,636
Interest income	(819)	(609)
Allowance for funds used during construction	(5,688)	(5,839)
Other	(489)	(1,702)
Income before income taxes	159,797	182,143
Provision for income taxes benefit	(31,637)	(17,233)
Net income	$191,434	$199,376

Net income per common share:
Basic	$0.72	$0.76
Diluted	$0.72	$0.76

Average common shares outstanding:
Basic	264,192	261,952
Diluted	264,751	262,431

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Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	March 31,	December 31,
	2023	2022
Net property, plant and equipment	$11,294,580	$11,130,946
Current assets	509,772	658,159
Regulatory assets and other assets	4,013,914	3,930,002
	$15,818,266	$15,719,107

Total equity	$5,515,942	$5,377,386
Long-term debt, excluding current portion, net of debt issuance costs	6,484,516	6,371,057
Current portion of long-term debt and loans payable	221,183	427,856
Other current liabilities	582,103	594,013
Deferred credits and other liabilities	3,014,522	2,948,795
	$15,818,266	$15,719,107

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